CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 8, 2023, relating to the financial statements of Greenlight Capital Re, Ltd. and the effectiveness of Greenlight Capital Re, Ltd.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Greenlight Capital Re, Ltd for the year ended December 31, 2022.

/s/ Deloitte Ltd.

Hamilton, Bermuda July 31, 2023